Exhibit 99.1

Waters Instruments Selects Two Executives

MINNEAPOLIS—(BUSINESS WIRE)—Oct. 27, 2005—Waters Instruments, Inc. (NASDAQ:WTRS) has appointed Jeffrey Mathiesen as its new chief financial officer effective December 10, 2005, and John Frederick as executive vice president of Sales and Business Development, which is a new position, effective immediately. Mr. Mathiesen will replace, Gregg Anshus, who has resigned as chief financial officer effective December 9, 2005, after serving in such capacity since 1996.

“Both of these executives bring outstanding credentials and a track record of success to Waters Instruments and I am pleased they are joining us during this important time in our company’s development,” said Jerry Grabowski, Waters president and CEO. “We have ambitious plans that involve introducing a number of new and innovative products that complement our existing product portfolio. With a strong leadership team in place, we hope to make great progress in executing our growth strategy in the years ahead.”

Mathiesen, a CPA and an accomplished business leader in high growth organizations, was previously vice president and chief financial officer for Delphax Technologies Inc.. Prior to that he held business development and finance positions with Micro Component Technology, Recovery Engineering and Osmonics. He began his career at Deloitte & Touche and has a bachelor of science in accounting from the University of South Dakota.

Frederick also brings an extensive executive background to the company. His experience includes 18 years with ADC Telecommunications where he served in a variety of positions including as a division vice president/general manager. Prior to ADC, Frederick was with Onan Corporation, now a division of Cummins Engine. He has an electrical engineering degree from Iowa State University and an MBA from the University of St. Thomas. Frederick also serves on the board of Junior Achievement of the Upper Midwest.

About Waters Instruments

Waters Instruments, Inc. is the world’s leading manufacturer of electronic perimeter fence systems and kidney perfusion devices. A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. Zareba Systems is North America’s largest manufacturer of electronic perimeter fence systems, and its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. Waters Medical Systems, Inc., a subsidiary of the company, is a market leader in renal perfusion devices and whole blood oximeter products, both in the U.S. and overseas. For more information about the company, visit www.wtrs.com or www.zarebasystems.com.

CONTACT: Waters Instruments, Inc., Minneapolis

Elaine Beckstrom, 763-509-7447

SOURCE: Waters Instruments, Inc.